Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 13, 2020 (the “Effective Date”) by and between SeaStar Medical, Inc., (the “Company”), and Eric Schlorff (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated March 1, 2019 (“Prior Employment Agreement”);

WHEREAS, the Executive was promoted and appointed by the Board of Directors of the Company (the “Board”) to serve as the Company’s Chief Executive Officer (“CEO”) and the parties desire to amend and restate the Prior Employment Agreement in connection with this promotion;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1. Employment Period. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 7. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder. Executive’s commencement of employment hereunder as the CEO shall be February 20, 2020 (the “CEO Employment Commencement Date”). All number of shares of common stock set forth herein reflects the reverse stock split effectuated by the Company on or about July 30, 2020.

2. Duties and Responsibilities.

A. Executive shall serve as the Company’s Chief Executive Officer (“CEO”), with a principal office in the Company’s Denver, Colorado location, and shall report to the Company’s Board. Executive agrees to perform in good faith and to the best of his ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Board.

B. Executive is expected and agrees to devote his full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company.

C. Executive also understands and agrees that he must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the term of his employment.

3. Compensation.

A. During the Employment Period, Executive shall receive an annual gross base salary, to be paid monthly in accordance with the Company’s normal payroll procedures (“Base Salary”), less all applicable withholdings and deductions. Executive’s starting annual gross Base Salary shall be $300,000, less applicable deductions and withholding.

B. Executive shall also be eligible to participate in the Company’s bonus plan to be established by the Board or its compensation committee from time-to-time based on specified financial, business and operational targets and milestones.

C. The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.

4. Equity.

A. Prior to the date hereof, the Executive has received a grant of stock option to purchase an aggregate of 14,950 shares of common stock (the “Option”). The Option shall be subject to the terms and conditions of the applicable Stock Option Agreement and Stock Option Plan. Twenty-five percent (25%) of the shares subject to the Option shall vest twelve (12) months after March 1, 2019 (the “Employment Commencement Date” in the Prior Employment Agreement). No shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall thereafter vest monthly over the subsequent thirty-six (36) months in equal monthly amounts, subject to Executive’s continuing eligibility.

B. Subject to approval of the Board, the Company shall grant Executive an additional option under the Plan to purchase up to 69,801 shares of the Company’s Common Stock (the “Additional Option”), representing approximately 2.5% of issued and outstanding shares of the Company as of the date hereof. The Additional Option shall be subject to the terms and conditions of the applicable Stock Option Agreement and Stock Option Plan. Twenty-five percent (25%) of the shares subject to the Option shall vest twelve (12) months after the CEO Employment Commencement Date, and thereafter the remaining shares subject to the Option shall vest monthly over the subsequent thirty-six (36) months in equal monthly amounts, subject to Executive’s continuing eligibility.

C. Subject to approval of the Board, the Company will grant Executive certain performance-based options (“Performance Options”) to purchase such number of shares of the Company’s Common Stock upon the achievement of certain performance-based milestones with such vesting schedules as set forth in Schedule I hereto, and the Performance Options shall be granted pursuant to the Plan and shall have an exercise price equal to the fair market value of shares of Common Stock on the date of grant. In addition, Executive shall be eligible to receive certain special cash bonus as set forth in Schedule II hereto.

5. Benefits; Reimbursement.

A. Health Insurance. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.

B. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company’s business in accordance with the Company’s policies. Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.

C. Vacation, Sick, and Holiday Pay. Executive shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time.

6. Proprietary Information and Inventions Agreement. As a condition of employment and the benefits provided by the Prior Employment Agreement, Executive executed and delivered to the Company the Company’s form of Proprietary Information and Inventions Agreement. Executive shall at all times remain subject to the terms and conditions of such PIIA, and nothing in this Agreement shall supersede, modify or affect Executive’s obligations, duties and responsibilities thereunder.

7. Termination of Employment. Executive’s employment pursuant to this Agreement is “at will” and may be terminated by either party, with or without cause, in accordance with the following provisions:

A. Upon cessation of Executive’s employment for any reason, Executive, or his estate if applicable, shall be paid any unpaid Base Salary earned under Paragraph 3 for services rendered through the date of such termination.

B. Executive may voluntarily separate from his employment under this Agreement at any time, but is requested to give the Company at least thirty (30) days prior written notice of such resignation.

C. The Company may terminate Executive’s employment with or without Cause under this Agreement at any time by providing notice of such termination to Executive. Such termination shall be effective immediately upon Executive’s receipt of such notice, unless otherwise indicated by the notice.

8. Severance Benefits

A. Resignation or Termination for Cause. If Executive resigns or is terminated for Cause (as defined below), then he shall only be entitled to payment of his final wages earned through the separation date (including payout of any accrued but unused vacation), but shall not otherwise be entitled to any severance or separation pay from the Company.

B. Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined below) then, subject to Executive timely executing, returning, and not revoking a separation agreement and general release of claims acceptable to the Company in its discretion (“Separation Agreement”), the Company will pay Executive an amount equal to Executive’s salaries for six (6) months.

(1) For purposes of this Agreement, “Cause” means, in the Company’s reasonable good faith belief that one of the following have occurred:

(i) Executive’s conviction of, or a plea of “guilty” or “no contest” to, any felony under the laws of the United States or any state thereof or misconduct of any kind involving moral turpitude, fraud, embezzlement, theft, dishonesty, or sexual harassment;

(ii) Executive’s commission of an act of fraud, material misconduct, or misappropriation of property or information belonging to the Company;

(iii) Executive has engaged in an act of gross negligence or willful misconduct in the performance of his employment or Board obligations and duties;

(iv) Executive has engaged in any other misconduct that has had or is likely to have a material adverse effect on the Company’s reputation or business; or

(2) Executive’s breach of the PIIA or other unauthorized misuse of the Company’s trade secrets or proprietary information.

9. Change in Control

A. In the event of a Change of Control (as defined below), then 100% of any remaining balance of any unvested Shares shall immediately vest.

(1) For purposes of this Agreement, “Change of Control” means

(i) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company’s immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(ii) Any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Corporate Transaction shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and

(iii) A sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

10. Benefit Limit. The benefit limitations of this Paragraph shall be applicable in the event Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G. In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his/her employment with the Company under Code Section 4999.

11. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are subject to the restrictions of Code Section 409A to which Executive becomes entitled under this Agreement shall be made or paid to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his/her separation from service with the Company or (ii) the date of his/her death, if Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

12. Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

13. Cessation of Benefits. In the event of a breach by Executive of any of his/her obligations of this Agreement or under the PIIA, he/she shall cease to be entitled to any further benefits under this Agreement. In no event shall Executive be entitled to any benefits under this Agreement if (i) his/her employment ceases by reason of a termination for Cause, or (ii) he/she voluntarily resigns from employment with the Company.

14. Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

15. Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn: Ray Chow, Chairman of the Board

With a copy (via email is sufficient) to current directors on the Board

To Executive:

Eric Schlorff

11978 Ridge Parkway

Apt 12101

Broomfield, CO 80021

(or such personal address as the Company may have on file for Executive at the time of notice.)

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

16. General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

17. Governing Documents. This Agreement, together with (i) Schedules attached hereto, (ii) any equity agreements, and (iii) the PIIA, shall constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments and consulting payments following separation from employment with the Company, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and the Chief Executive Officer.

18. Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of Colorado applicable to agreements executed and wholly performed within the State of Colorado. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

19. Arbitration.

A. Except as provided herein, each party hereto agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive’s employment with the Company or its termination. The only claims not covered by this Employment Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

B. Arbitration will be conducted in CITY, Colorado. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org), provided, however, that the arbitrator shall allow the discovery authorized by the Colorado Revised Uniform Arbitration Act, Colorado Revised Statutes section 13-22-217, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

C. During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.

D. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

E. This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative agency such as the Colorado Division of Civil Rights, the Equal Employment Opportunity Commission, or the Colorado Department of Labor and Employment Division of Workers’ Compensation, but this provision does prohibit Executive from seeking or pursuing court action regarding any such claim.

20. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

21. Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

22. Indemnification. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year written above.

SEASTAR MEDICAL, INC.

By:	/s/ Ray Chow
Title:	Chairman of the Board
Name:	Ray Chow

EMPLOYEE

/s/ Eric Schlorff
Eric Schlorff